Exhibit 99.1

NGL Energy Partners LP Announces Sale of Remaining Retail Propane Business for $900 Million
TULSA, Okla.--(BUSINESS WIRE)--May 30, 2018-- NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” or the “Partnership”) today announced that it has signed a definitive agreement to sell its remaining Retail Propane business to Superior Plus Corp. (“Superior”) (TSX:SPB) for $900 million in cash proceeds. The Partnership has made the strategic decision to completely exit the Retail Propane business and re-deploy capital at a comparatively higher rate of return in its Water Solutions and Crude Logistics businesses. NGL believes these businesses have greater organic growth opportunities and with the activity in the Partnerships core basins, including the Delaware Basin and DJ Basin in particular, the returns on these opportunities for NGL are expected to exceed those achievable in Retail Propane. The transaction is subject to certain regulatory and other customary closing conditions and is expected to close within 60 days.
A summary of the transaction includes:

•	The Partnership is selling all of its remaining Retail Propane business to a subsidiary of Superior Plus Corp. (TSX: SPB) for $900 million, representing more than 10x Fiscal 2018 Adjusted EBITDA

•	Proceeds will be used to significantly reduce leverage and enhance liquidity

•	NGL is simplifying its operations by narrowing its lines of business to four segments, with Crude Logistics and Water Solutions being the Partnership’s primary growth platforms

•	The transaction will significantly reduce the seasonality and weather-dependency of NGL’s earnings and reducing maintenance capital expenditures by an estimated $10 million per year

•	NGL’s financial strategy will transition to a “self-funding” model for internal growth opportunities highlighted by low leverage and high distribution coverage
“Retail Propane has been a stable asset for NGL and has grown through bolt-on acquisitions over time, but it is not a growth driver for the Partnership in the future. The $900 million sales price for our remaining propane assets allows for significant deleveraging of our balance sheet and positions us to focus on, and reinvest in, our two largest growth platforms which are Crude Logistics and Water Solutions,” stated Mike Krimbill, CEO of NGL. “The management team and employees of the Retail Propane business have done a remarkable job building the footprint into one of the most envied positions in the United States retail propane market. They have done it safely and responsibly, and we want to thank them for all of their contributions to NGL. We look forward to working closely with the Superior team to close this transaction and expect to re-deploy the proceeds from this sale into de-leveraging our balance sheet and growing our Water and Crude businesses.”
“The recent divestitures of all of the Partnership’s retail propane assets generated over $1.1 billion of gross cash proceeds, which equates to a 2018 EBITDA multiple of over 10x,” stated Trey Karlovich, CFO of the Partnership. “The energy infrastructure investor base is calling for a self-funding model and this sale transaction strengthens our balance sheet and allows us to fund all of our near-term internal growth prospects without relying on the equity or debt capital markets.”
As part of its future financial strategy, NGL plans to immediately repay certain indebtedness totaling approximately $800 million which includes capital expenditures incurred though the first quarter of fiscal 2019, with the remaining proceeds to be used for certain near-term strategic growth opportunities, primarily in the Water Solutions segment. Upon the closing of this transaction, NGL expects to achieve compliance leverage of approximately 3.50x (calculated in accordance with NGL’s revolving credit facility), with an expectation to stay at or below this level going forward. This transaction and associated application of net proceeds is expected to be neutral to slightly dilutive in near-term cash flow per unit, with accretion being driven over time as a result of certain growth opportunities that NGL is currently evaluating. The Partnership continues to target distribution coverage in excess of 1.3x on a trailing twelve month basis and expects to achieve that coverage during Fiscal 2019.
Members of management will discuss the benefits of this transaction in more detail on its already scheduled earnings call, which will take place at 6:00pm EDT (5:00pm CDT) today, Wednesday, May 30, 2018. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 3866869.

Advisors and Counsel
RBC Capital Markets LLC and Intrepid Partners LLC are acting as financial advisors to NGL. McAfee Taft in Tulsa, Oklahoma and Winston & Strawn LLP are acting as legal counsel.
Forward Looking Statements
Certain matters contained in this Press Release include "forward-looking statements." All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com
or
Linda Bridges, 918-481-1119
Vice President - Finance and Treasurer
Linda.Bridges@nglep.com